Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
November 29, 2012

Tellabs names Daniel P. Kelly chief executive officer and president

Naperville, Ill. — The Tellabs Board of Directors appointed Daniel P. Kelly Tellabs’ chief executive officer and president. Kelly, 51, is a seasoned telecom industry expert with more than 25 years of experience in a variety of research and development roles at Tellabs. His appointment is effective today. Kelly has served as Tellabs acting CEO and president since June 27, 2012.

“Dan is the right leader to enable Tellabs’ success in these challenging times,” said Michael J. Birck, Tellabs chairman and co-founder. “He has the deep expertise, relationships and experience to execute our plan to improve Tellabs’ performance.”

“We are building on Tellabs’ strengths – our people, our customer focus and our product innovations,” said Kelly. “Tellabs stands ready to help our customers succeed as they advance networks with Tellabs Mobile Backhaul, Packet Optical, Optical LAN and Access Solutions.”

The Tellabs board unanimously backed Kelly’s appointment.

Previously, Kelly was executive vice president of global products at Tellabs. He had global responsibility for Tellabs products, including research and development, product line management and product marketing.

Prior to this role, Kelly was Tellabs’ executive vice president of transport products and executive vice president of core products. Previously, he held a series of increasingly responsible positions in product engineering and in research and development at Tellabs.

Kelly holds Bachelor and Master of Science degrees in electrical engineering from the University of Notre Dame. He holds a Master of Business Administration degree from the University of Chicago.

Editor’s Note: Dan Kelly’s biography is available at: http://www.tellabs.com/about/bios/dpkelly.pdf

About Tellabs – Tellabs innovations advance smart networks and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

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